                                                Filed pursuant to Rule 424(b)(3)
                                                               File No. 333-4877







                                 AMF GROUP INC.



    Supplement No. 12 to Prospectus dated August 12, 1996, as supplemented by
                    Supplement No. 1 dated September 9, 1996,
                    Supplement No. 2 dated September 9, 1996,
                   Supplement No. 3 dated September 10, 1996,
                   Supplement No. 4 dated September 11, 1996,
                   Supplement No. 5 dated September 27, 1996,
                    Supplement No. 6 dated October 10, 1996,
                    Supplement No. 7 dated October 24, 1996,
                    Supplement No. 8 dated November 14, 1996,
                    Supplement No. 9 dated December 20, 1996,
                  Supplement No. 10 dated January 16, 1997 and
                    Supplement No. 11 dated January 20, 1997

             The date of this Supplement No. 12 is January 22, 1997.

        On January 21, 1997, AMF Group Inc. filed the attached Current
                             Report on Form 8-K.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): January 17, 1997

                                AMF GROUP, INC.
--------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


        Delaware                    001-12131             13-3873272
    ----------------------       ---------------        ---------------
   (State of Incorporation)     (Commission File         (IRS Employer
                                     Number)            Identification
                                                            Number)


    1800 AMF Drive, Mechanicsville, Virginia            23111
    -----------------------------------------         ----------
    (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code: (804) 730-4000

Item 5.  Other Events.

     On January 17, 1997, AMF Bowling Centers, Inc. ("AMF"), a Virginia corporation and an indirect, wholly-owned subsidiary of AMF Group, Inc. (the "Registrant"), a Delaware corporation, entered into an Agreement and Plan of Merger (the "Merger Agreement") with American Recreation Centers, Inc. ("ARC") pursuant to which a wholly-owned subsidiary of AMF will merge with and into ARC (the "Merger"). As a result of the Merger, the outstanding shares of ARC's common stock, no par value per share (the "ARC Common Stock"), will be converted into the right to receive $8.50 per share, in cash. In connection with the Merger, ARC will be purchasing the remaining interests in certain joint ventures to which it is a party. The Merger is conditioned upon, among other things, approval by holders of a majority of the outstanding shares of ARC Common Stock and upon receipt of certain regulatory and governmental approvals. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which is attached as Exhibit 1 hereto and is incorporated herein by reference. On January 17, 1997, ARC and AMF issued a press release relating to the execution of the Merger Agreement, a copy of which is attached as Exhibit 2 hereto and is incorporated herein by reference.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits


             (c) Exhibits. The following exhibits are filed as part of this report:

             1 Agreement and Plan of Merger, dated as of January 17, 1997, by and between American Recreation Centers, Inc., AMF Bowling Centers, Inc. and Noah Acquisition Corp.

             2    Press release, dated January 17, 1997.

                                    SIGNATURE



     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: January 21, 1997

                                 AMF GROUP, INC.





                             By /s/ Stephen E. Hare
                               -----------------------------
                               Title: Chief Financial Officer


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                                  EXHIBIT INDEX

Exhibit
Number                              Description

  1 Agreement and Plan of Merger, dated as of January 17, 1997, by and between American Recreation Centers, Inc., AMF Bowling Centers, Inc. and Noah Acquisition Corp.

  2       Press release, dated January 17, 1997.












                             [EXHIBITS NOT ATTACHED]